EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Timberline Announces Permitting Progress at Butte Highlands Gold Project

Coeur d’Alene, Idaho – February 20, 2013 – Timberline Resources Corporation (NYSE MKT: TLR; TSX-V: TBR) (“Timberline” or the “Company”) announced today that the Montana Department of Environmental Quality (MDEQ) has selected HydroSolutions, Inc.as their independent environmental specialist as part of MDEQ’s review of the Butte Highlands Gold Project pursuant to Montana Environmental Policy Act (MEPA) requirements.  The MDEQ has scheduled completion of the review process and issuance of the final Hard Rock Operating Permit (HROP) in August, 2013.

Timberline CEO Paul Dircksen commented, “Timberline and our joint-venture partner are pleased with the selection of HydroSolutions to assist the MDEQ through completion of the final operating permit, and we are confident that their analysis will support the permit timeline established by the MDEQ.  The firm’s qualifications are well established to evaluate water-related environmental management and development plans prepared by the joint-venture.  We are encouraged and optimistic that Timberline is on track to participate in cash flow resulting from gold production from the Butte Highlands Gold Project beginning later this year.”

HydroSolutions, Inc. is a Montana-based environmental consulting firm with exceptional hydrology expertise.  They have recent experience in successful completion of similar MDEQ projects, including a MEPA review and analysis for Barrick Gold’s Golden Sunlight mine.  HydroSolutions will complete its analysis of the proposed Butte Highlands Gold Project from previously-generated baseline data for the draft HROP.  Pursuant to the terms of the Request for Proposal under which HydroSolutions was selected, the environmental review is scheduled to be completed, reviewed, and published consistent with the MDEQ’s schedule, with the final HROP being issued within eight months of the issuance of the draft HROP, which occurred on December 7, 2012.

Timberline owns a 50-percent carried-to-production interest in the Butte Highlands Joint Venture (“BHJV”) which owns the Butte Highlands Gold Project where gold production is expected to commence later this year, following the issuance of the final HROP.  Timberline’s joint venture partner will continue to fund all mine development costs through to commercial production with Timberline's share of those costs to be repaid from proceeds of future mine production.

In anticipation of the permitting progress, BHJV has initiated contractor selection for development of the site water treatment plant and has advanced plans for additional underground drilling and development towards a bulk sample anticipated to begin in mid-year.

In addition to progress on the HROP, the Company also announced that the MDEQ continues to process the water discharge permit and the United States Forest Service is coordinating completion of the permit for road use to allow ore haulage.  Completion of these permits is expected prior to receipt of the Final HROP.

As announced previously, the initial mine plan at the Butte Highlands Gold Project will target production of approximately 400 tons per day for the first four years of operation with material direct shipped to a nearby mill.  In 2011, Timberline completed a 50,000-foot (15,240-metre) underground drill program which returned intercepts of up to 14.5 feet (4.4 metres) grading 6.77 ounces of gold per ton (231.85 grams of gold per metric tonne).  The Company has also completed over 4,500 feet (1.4 kilometres) of underground development and completed construction of essentially all surface facilities for the project. The Butte Highlands Gold Project is located within a favorable geologic domain that has hosted several multi-million ounce gold deposits including Butte, Golden Sunlight, Montana Tunnels, and Virginia City.

About Timberline Resources

Timberline Resources Corporation is exploring and developing advanced-stage gold properties in the western United States. Timberline holds a 50-percent carried interest ownership stake in the Butte Highlands Joint Venture in Montana where gold production is targeted to commence in 2013. Timberline’s exploration is primarily focused on the goldfields of Nevada, where it is advancing its flagship Lookout Mountain Project toward a production decision while exploring a pipeline of quality earlier-stage projects at its South Eureka Property and elsewhere. Timberline management has a proven track record of discovering economic mineral deposits and developing them into profitable mines.

Timberline is listed on the NYSE MKT where it trades under the symbol "TLR" and on the TSX Venture Exchange where it trades under the symbol "TBR".

Forward-looking Statements

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the timing and results of the Company’s continued exploration and drill program at South Eureka and Lookout Mountain, the timing of assay results from such drilling program being released, the Company’s ability to expand and upgrade the South Eureka resource, the timing or results of the Company’s drill programs at Butte Highlands, including the timing of obtaining necessary permits, the development and production of the Company’s Butte Highlands project and projects on its South Eureka property, the potential life of the mine at the Butte Highlands project, the targeted production date for the Butte Highlands project, targeted date for production at South Eureka, the potential for a heap-leach mine at South Eureka, targeted dates for the South Eureka technical report and economic scoping study, and possible growth of the Company and the Company’s expected operations, including potential development of an open pit extraction and run-of-mine heap leach processing and operation at South Eureka. When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," “target”, "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, whether or not the Company completes the purchase of the Butte Highlands JV, LLC membership interests, risks related to the timing and completion of the drilling programs at Butte Highlands and South Eureka, risks and uncertainties related to mineral estimates, risks related to the inherently dangerous activity of mining, and other such factors, including risk factors discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2012.  Except as required by Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information:

Paul Dircksen, CEO

Phone: 208.664.4859

2 | TIMBERLINE RESOURCES